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                       PURCHASE AGREEMENT




                          BY AND AMONG




            GIBRALTAR STEEL CORPORATION OF NEW YORK,

                                   AND

               THE PERSONS LISTED ON THE SCHEDULE
                OF SHAREHOLDERS ATTACHED HERETO

                              AND

                    DONNIE L. GRAMLING, SR.,
              AS THE SHAREHOLDERS' REPRESENTATIVE













                  Dated as of January 31, 1997



_________________________________________________________________
_________________________________________________________________
                       TABLE OF CONTENTS


                                                             Page

ARTICLE 1      DEFINITIONS                                      1


ARTICLE 2      PURCHASE AND SALE OF SHARES

Section 2.1    Sale of Shares                                   7
Section 2.2    Purchase Price. . . . . . . . . . . . . .        7
Section 2.3    Closing; Effective Time . . . . . . . . .        7
Section 2.4    Closing Documentation                            7
Section 2.5    Escrow                                           9
Section 2.6    Post-Closing Purchase Price Adjustment. .        9


ARTICLE  3      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                SHAREHOLDERS

Section 3.1    Organization                                    10
Section 3.2    Authorization; Enforceability                   11
Section 3.3    Authority; No Violation                         11
Section 3.4    Capital Structure of the Company                12
Section 3.5    Title to Shares                                 12
Section 3.6    Certificate of Incorporation and By-Laws.       12
Section 3.7    Subsidiaries; Investments . . . . . . . .       13
Section 3.8    Financial Statements. . . . . . . . . . .       13
Section 3.9    Net Worth . . . . . . . . . . . . . . . .       14
Section 3.10   Absence of Undisclosed Liabilities. . . .       14
Section 3.11   Inventory; Prepaid Items  . . . . . . . .       14
Section 3.12   Operations of the Company . . . . . . . .       15
Section 3.13   Taxes . . . . . . . . . . . . . . . . . .       17
Section 3.14   Employee Benefit Plans. . . . . . . . . .       18
Section 3.15   Employees; Labor Relations. . . . . . . .       20
Section 3.16   Licenses and Permits. . . . . . . . . . .       21
Section 3.17   Compliance with Law . . . . . . . . . . .       22
Section 3.18   Actions and Proceedings . . . . . . . . .       22
Section 3.19   Real Property Leases. . . . . . . . . . .       22
Section 3.20   Real Property . . . . . . . . . . . . . .       23
Section 3.21   Accounts Receivable . . . . . . . . . . .       24
Section 3.22   Intellectual Property . . . . . . . . . .       25
Section 3.23   Tangible Property . . . . . . . . . . . .       26
Section 3.24   Title to Assets; All Necessary Assets . .       26
Section 3.25   Material Contracts. . . . . . . . . . . .       26
Section 3.26   Customers and Suppliers . . . . . . . . .       27
Section 3.27   Insurance . . . . . . . . . . . . . . . .       27
Section 3.28   Warranties. . . . . . . . . . . . . . . .       28
Section 3.29   Books and Records . . . . . . . . . . . .       28
Section 3.30   Affiliate Transactions. . . . . . . . . .       28
Section 3.31   Banks, Brokers and Proxies. . . . . . . .       28
Section 3.32   (Intentionally Omitted) . . . . . . . . .       29
Section 3.33   Brokerage                                       30
Section 3.34   Disclosure. . . . . . . . . . . . . . . .       31
Section 3.35   Representations and Warranties on Closing
               Date                                            31


ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1    Organization                                    31
Section 4.2    Authorization; Enforceability                   31
Section 4.3    Authority; No Violation                         32
Section 4.4    Consents and Approvals                          32
Section 4.5    Purchase for Investment . . . . . . . . .       32
Section 4.6    Actions and Proceedings . . . . . . . . .       32
Section 4.7    Representations and Warranties on Closing
               Date                                            32


ARTICLE 5      COVENANTS OF THE SHAREHOLDERS

Section 5.1    Due Diligence Cooperation                       33
Section 5.2    Conduct of Business Prior to the Closing        33
Section 5.3    Preservation of Business                        34
Section 5.4    Standstill                                      35
Section 5.5    Confidential Information                        35
Section 5.6    Non-Competition                                 35
Section 5.7    Further Assurances                              36
Section 5.8    Cooperation in Third-Party Litigation           36
Section 5.9    Injunctive Relief                               37
Section 5.10   Supplements to Schedules                        37
Section 5.11   Termination of ESOP                             37

ARTICLE 6      COVENANTS OF THE PURCHASER

Section 6.1    Representations and Warranties                  38
Section 6.2    Cooperation in Third-Party Litigation           38
Section 6.3    Non-Solicitation of Employees                   38
Section 6.4    Injunctive Relief                               38
Section 6.5    Procurement of Life Insurance                   39

ARTICLE 7      ADDITIONAL COVENANTS

Section 7.1    Expenses; Brokers                               39
Section 7.2    Record Retention                                39
Section 7.3    Public Announcements                            39
Section 7.4    Certain Taxes                                   40



ARTICLE 8      CONDITIONS PRECEDENT TO THE OBLIGATION OF
               THE PURCHASER

Section 8.1    Representations and Covenants                   40
Section 8.2    Consents, Filings; Etc.                         40
Section 8.3    Third-Party Consents                            41
Section 8.4    Certificates. . . . . . . . . . . . . . .       41
Section 8.5    Litigation. . . . . . . . . . . . . . . .       41
Section 8.6    Delivery of Stock Certificates; Transfer
               Taxes . . . . . . . . . . . . . . . . . .       41
Section 8.7    Termination of ESOP                             42
Section 8.8    No Material Adverse Change. . . . . . . .       42
Section 8.9    Retention of Key Management Personnel . .       42
Section 8.10   Opinion of Counsel. . . . . . . . . . . .       42
Section 8.11   Resignations                                    42
Section 8.12   Escrow Agreement                                42
Section 8.13   Condo Lease                                     42
Section 8.14   Termination of Executive Insurance Agreement    42
Section 8.15   Life Insurance Cash Surrender Value Statement   43
Section 8.16   Bank Pay-Off Statements                         43
Section 8.17   Payment of Notes and Advances                   43
Section 8.18   ESOP Termination                                43
Section 8.19   Amendments to Equipment Leases                  43


ARTICLE 9      CONDITIONS PRECEDENT TO THE OBLIGATIONS
               OF THE SHAREHOLDERS

Section 9.1    Representations and Covenants                   44
Section 9.2    Consents, Filings; Etc.                         44
Section 9.3    Certificates. . . . . . . . . . . . . . .       44
Section 9.4    Litigation. . . . . . . . . . . . . . . .       45
Section 9.5    Opinion of Counsel. . . . . . . . . . . .       45
Section 9.6    Escrow Agreement                                45


ARTICLE 10     SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 10.1   Shareholders' Indemnity                         45
Section 10.2   Purchaser's Indemnity                           46
Section 10.3   Indemnification Procedure                       47
Section 10.4   Survival                                        48
Section 10.5   Maximum Indemnification                         49


ARTICLE 11     MISCELLANEOUS

Section 11.1   Termination                                     49
Section 11.2   Notices                                         50
Section 11.3   Headings                                        51
Section 11.4   Entire Agreement                                51
Section 11.5   Severability                                    51
Section 11.6   Waiver                                          52
Section 11.7   Binding Effect; Assignment                      52
Section 11.8   No Third-Party Beneficiaries                    52
Section 11.9   Counterparts                                    52
Section 11.10  Governing Law . . . . . . . . . . . . . .       52
Section 11.11  Arbitration . . . . . . . . . . . . . . .       52
Section 11.12  Appointment of Shareholders'
               Representative. . . . . . . . . . . . . .       52


                       LIST OF SCHEDULES

2.2            Allocation of Purchase Price among the Shareholders
2.4            Wire Instructions
2.6            Closing Balance Sheet Accounting Principles
3.1            Foreign Qualifications of the Company
3.3            Governmental Consents and Approvals of the Shareholders
3.4            Stock Ownership
3.5            Encumbrances on Shares
3.7            Foreign Qualifications of Subsidiaries
3.8            Financial Statements; Variances from GAAP;
               Intercompany Transactions
3.10           Undisclosed Liabilities
3.12           Certain Changes or Events in Operations
3.14           Employee Benefit Plans
3.15           Employees; Labor Matters
3.16           Licenses and Permits
3.17           Compliance with Law
3.18           Actions and Proceedings
3.19           Real Property Leases
3.20           Encumbrances on Real Properties
3.21           Non-Bona Fide Accounts Receivables
3.22           Intellectual Property
3.23           Tangible Property
3.24           Encumbrances on Assets
3.25           Contracts
3.26           Sole Suppliers
3.27           Insurance
3.28           Warranties
3.30           Affiliate Transactions
3.31           Accounts
3.33           Brokerage Agreements
8.15           Life Insurance with Cash Surrender Values


                        LIST OF EXHIBITS

Exhibit A      Financial Statements
Exhibit B      ESOP Termination Agreement


                       PURCHASE AGREEMENT


     PURCHASE AGREEMENT (this "Agreement") dated as of January 31, 1997, among GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (the "Purchaser"), THE PERSONS OR ENTITIES LISTED IN THE SCHEDULE OF
SHAREHOLDERS ANNEXED HERETO (collectively, the "Shareholders" and each, individually, a "Shareholder") and DONNIE L. GRAMLING, SR., as the Shareholders' Representative.

     WHEREAS, the Shareholders are the beneficial and record owners of 252,021.7891 shares of common stock, $.10 par value per share (the "Shares"), of the Southeastern Metals Manufacturing Company, Inc., a Florida company (the "Company), which Shares constitute all of the issued and outstanding shares of capital stock of the Company; and

     WHEREAS, the Shareholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Shareholders, the Shares in order to transfer to the Purchaser full and complete ownership of the Company, in exchange for payment of the Purchase Price (as hereinafter defined) and upon the other terms and conditions as hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

                           ARTICLE 1

                          DEFINITIONS

     The following additional defined terms shall have the following meanings when used in this Agreement:

     "Accounts Receivable" shall have the meaning set forth in Section
3.21.

     "Acquired Consolidated Net Worth" shall have the meaning set forth in
Section 2.6(c).

     "Affiliate(s) shall mean, with respect to any person or entity, any other entity controlling, controlled by or under common control with such person or entity, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a person or entity, whether through the ownership of voting securities, contract or otherwise.

     "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group under state, local or foreign income tax law) of which the Company is or has been a member.

     "Books and Records" shall have the meaning set forth in Section 3.29.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any regulations promulgated thereunder.

     "Closing" and "Closing Date" shall have the meanings set forth in
Section 2.3.

     "Closing Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company, as of the Closing Date.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

     "Competitive Business" means any business engaged in the design, development, manufacture, merchandising, distribution or sale of any products or services designed, developed, merchandised, distributed or sold by the Company or any Subsidiary prior to the Closing Date or during the six (6) year period commencing on the Closing Date and ending on the sixth anniversary thereof.

     "Consolidated Net Worth" shall mean, as of any given date, the amount of the consolidated assets of the Company and the Subsidiaries, less the amount of the consolidated liabilities of the Company and the Subsidiaries, calculated in accordance with generally accepted accounting principles applied in a manner consistent with the preparation of the Financial Statements, except to the extent provided otherwise by the terms of this Agreement.

     "Contracts" shall have the meaning set forth in Section 3.25.

     "Environmental Laws" means all applicable federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

     "Escrow Agent" shall mean that person or entity as shall be mutually designated by the Purchaser and the Shareholders' Representative.

     "Escrow Agreement" shall mean the escrow agreement to be executed among the Purchaser, the Shareholders' Representative and the Escrow Agent in form and substance as shall be acceptable to the parties thereto.

     "Escrow Amount" shall mean the sum of $2,500,000.

     "ESOP" shall mean the Employee Stock Ownership Plan and Trust of Southeastern Metals Manufacturing Company, Inc.

     "Established Consolidated Net Worth" shall mean the sum of $11,000,000.

     "Excess Net Worth" shall mean the difference, if any, between the Acquired Consolidated Net Worth and the Established Consolidated Net Worth.

     "Financial Statements" shall have the meaning set forth in Section
3.8.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Party" shall mean, with respect to any Loss(es), the party seeking indemnification hereunder.

     "Indemnifying Party" shall mean, with respect to any Loss(es), the party from whom indemnification is being sought hereunder.

     "Independent Accountants" shall have the meaning set forth in Section
2.6(c).

     "Intellectual Property" shall mean all patents, trademarks, service marks, logos, trade dress, trade names and corporate names and all of the goodwill of the business associated therewith; all copyrights; all registrations, applications and renewals for any of the foregoing; all inventions; all intellectual trade secrets, confidential information, formulae, compositions, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, technical and computer data, mask works, documentation and software, and all other intellectual property.

     "IRS" means the Internal Revenue Service of the United States of
America.


     "Key Management" shall have the meaning set forth in Section 8.9.

     "Labor Agreements" shall have the meaning set forth in Section 3.15.

     "Leased Real Property" shall mean the real properties leased or subleased by the Company or any of the Subsidiaries as set forth in
Schedule 3.19.

     "Licenses and Permits" shall have the meaning set forth in Section
3.16.

     "Loss(es)" shall mean any and all costs and expenses including, but not limited to, reasonable attorneys' fees (whether or not incurred in an action or proceeding between the Indemnifying Party and the Indemnified Party or an action between the Indemnified Party and a third party or otherwise), damages and losses actually incurred by the Indemnified Party net of any tax adjustments, benefits, savings or reductions received by the Indemnified Party and net of any insurance proceeds the Indemnified Party has received by virtue of such Loss(es).

     "Material Adverse Effect" shall mean a material adverse effect on the properties, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole.

     "Non-Compete Period" shall mean the six (6) year period commencing on the Closing Date and ending on the sixth anniversary thereof.

     "Notice of Claim" shall have the meaning set forth in Section 10.3.

     "Owned Real Property" shall mean the real property owned by the Company commonly known as 2126 West 21st Street, Jacksonville, Florida, as more fully described in Schedule 3.20.

     "Permitted Liens" shall mean:

          (a)   liens resulting from taxes not yet due and payable;

          (b) imperfections in title, if any, not material in amount and which, individually or in the aggregate, do not interfere with the ordinary conduct of the business or operations of the Company or the Subsidiaries or materially detract from the use or value of their assets; and

          (c) the liens and encumbrances set forth in Schedules 3.20 and 3.24.

     "Plan(s)" shall have the meaning set forth in Section 3.14.

     "Prime Rate" shall mean the prime commercial lending rate of interest publicly announced by The Chase Manhattan Bank, N.A. from time to time at its head office. The Prime Rate shall change concurrently with any publicly announced changes in such interest rate.

     "Purchase Price" shall have the meaning set forth in Section 2.2.

     "Purchaser Ancillary Documents" shall have the meaning set forth in
Section 4.2.

     "RCRA" shall mean the Resource Conservation and Recovery Act, as amended, and any regulations promulgated thereunder.

     "Real Properties" shall mean the Owned Real Property and the real property subject to the Real Property Leases.

     "Real Property Leases" shall have the meaning set forth in Section
3.19.

     "Regulated Substances" shall mean any material, substance, product or waste that is hazardous or toxic or that is regulated by, or that may form the basis of liability under, any Environmental Law, including, but not limited to, pollutants, contaminants and chemical and industrial materials and wastes.

     "Seller Ancillary Documents" shall have the meaning set forth in
Section 3.2.

     "Shareholders' Knowledge", "to the knowledge of the Shareholders" or any phrase of similar import shall mean and be limited to the actual knowledge of Donnie L. Gramling, Sr., Nadine W. Gramling and Tim Self.

     "Shareholders' Representative" shall mean Donnie L. Gramling, Sr. or, upon his death or in the event he is unable or unwilling to so serve, Nadine W. Gramling.

     "Structures" shall mean the facilities, improvements and other structures located on the Real Properties.

     "Subsidiary(ies)" shall mean Southeastern Metals Manufacturing of South Florida, Inc., a Florida corporation, Southeastern Metals Roofing, Inc., a Florida corporation, Southeastern Metals Manufacturing of
Tennessee, Inc., a Florida corporation, DOT Metal Products, Inc., a Florida corporation and Bass Rentals, Inc., a Florida corporation.

     "Tangible Property" shall have the meaning set forth in Section 3.23.

     "Taxes" shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; and

     "Tax Returns" shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules or statements of information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party of the administration of any laws, regulations or administrative requirements relating to any Taxes.

     "Termination Date" shall mean the date, if any, upon which this Agreement is terminated pursuant to the provisions of Section 11.1.

     "Title Insurance Policies" shall mean, for each parcel of the Real Properties, the A.L.T.A. owners title insurance policy (or endorsements to existing policies), in form and substance satisfactory to the Purchaser, to be issued to the Purchaser at the Purchaser's cost and expense by a title insurance company reasonably satisfactory to the Purchaser, in such amount as the Purchaser reasonably determines to be the fair market value insuring marketable title in fee simple in such parcel, as of the Closing subject only to Permitted Liens. Each such Title Policy will be dated as of the date of closing and will contain such coverages and endorsements as are satisfactory to the Purchaser.



                           ARTICLE 2

                       PURCHASE AND SALE
                           OF SHARES

     2.1 Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Shareholders shall sell, transfer, assign and deliver to the Purchaser the Shares, free and clear of all liens and encumbrances of any kind or nature whatsoever and the Purchaser shall purchase the Shares from the Shareholders, it being understood that such sale and purchase shall be sufficient to vest in the Purchaser sole and exclusive title to the Shares and, as a result thereof, full and complete ownership of the assets, liabilities and current business of the Company.

     2.2 Purchase Price. The purchase price (the "Purchase Price") to be paid by the Purchaser to the Shareholders for the Shares shall be the aggregate sum of $25,000,000. Schedule 2.2 sets forth the portion of the Purchase Price to be paid to each of the Shareholders. The Purchase Price shall be subject to adjustment after the Closing as provided in Section 2.6.

     2.3 Closing; Effective Time. Unless this Agreement shall have been terminated pursuant to the provisions of Section 11.1, and subject to Articles 8 and 9, the closing of the sale and purchase of the Shares (the "Closing") shall take place at the offices of Holbrook, Akel, Cold, Stiefel & Ray, P.A., One Independent Drive, Suite 2301, Jacksonville, Florida, at 10:00 a.m., local time, on January 31, 1997, or at such other place, date and time as the parties hereto may agree. The date on which the Closing shall occur is referred to herein as the "Closing Date." Notwithstanding the foregoing, the effective time of the closing of the sale and purchase of the Shares pursuant to this Agreement shall be deemed to have occurred at 12:01 a.m., local time, on February 1, 1997.

     2.4  Closing Documentation.  At the Closing,

          (a)   the Shareholders will deliver to the Purchaser:

                     (i) certificates evidencing the Shares, which shall be properly endorsed for transfer to the Purchaser or accompanied by duly executed stock powers, in either case executed in favor of the Purchaser or its nominee as the Purchaser may direct prior to the Closing, and otherwise in a form acceptable for transfer on the books of the Company, with all necessary and appropriate stock transfer tax stamps affixed thereto;

                     (ii) the executed certificate required by Section
          8.1(c);

                     (iii) the executed consents and approvals required by Sections 8.2 and 8.3;

                     (iv) the executed certificates required by Section
          8.4;

                     (v) the opinion of counsel to the Shareholders required by Section 8.10;

                     (vi) the signed resignations required by Section 8.11;

                     (vii) the executed Escrow Agreement required by
          Section 8.12;

                     (viii) all of the Books and Records and corporate seals of the Company and the Subsidiaries; and

                     (ix) such other documents as are required by Article 8 hereof or as the Purchaser may reasonably request.

          (b) the Purchaser will deliver to the Shareholders:

                     (i) the sum of $22,500,000, representing ninety percent (90%) of the Purchase Price, by wire transfer of same day funds credited to the account(s) set forth in Schedule 2.4 annexed hereto;

                     (ii) the executed certificate required by Section
          9.1(c);

                     (iii) the executed consents and approvals required by
          Section 9.2;

                     (iv) the executed certificates required by Section
          9.3;

                     (v) the opinion of counsel to the Purchaser required by Section 9.5;

                     (vi) the executed Escrow Agreement required by Section 9.6; and

                     (vii) such other documents as are required by Article 9 hereof or as the Shareholders may reasonably request.

          (c) The Shareholders shall pay any stock transfer and other taxes required to be paid in connection with the sale, transfer and delivery to the Purchaser of any or all of the Shares.

     2.5 Escrow. At the Closing, the Purchaser will deposit, in immediately available funds, the Escrow Amount with the Escrow Agent to be held as security for the payment in part of the Shareholders' indemnification obligations under this Agreement pursuant to the terms and provisions of the Escrow Agreement.

     2.6 Post-Closing Purchase Price Adjustment. The Purchase Price shall be subject to adjustment after the Closing in accordance with the following procedure:

          (a) Promptly after the Closing Date, the Shareholders will prepare and present to the Purchaser the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles, applied in a manner consistent with the preparation of the Financial Statements except the Closing Balance Sheet shall reflect or not reflect, as the case may be, the accounting principles and items set forth in Schedule 2.6. The Closing Balance Sheet shall be delivered to the Purchaser no later than sixty (60) days after the Closing Date.

          (b) The Purchaser shall have the right to review the work papers of the Shareholders utilized in preparing the Closing Balance Sheet. The Closing Balance Sheet shall be binding on the Purchaser unless the Purchaser presents to the Shareholders' Representative within sixty (60) days after the Purchaser's receipt of the Closing Balance Sheet written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement.

          (c) If the Purchaser and the Shareholders are unable to resolve any disagreement with respect to the Closing Balance Sheet within forty-five (45) days after the Shareholders' Representative receives a timely notice of disagreement, the disagreement shall be referred for final determination to such independent accountants as shall be mutually agreed upon by the Purchaser and the Shareholders' Representative (such accounting firm is referred to herein as the "Independent Accountants"). The Closing Balance Sheet shall be deemed to be binding on the Purchaser and the Shareholders upon:

                     (i) the failure of the Purchaser to deliver to the Shareholders' Representative a notice of disagreement within forty-five (45) days of its receipt of the Closing Balance Sheet prepared by the Shareholders;

                     (ii) resolution of any disagreement by mutual agreement of the parties; or

                     (iii) notification by the Independent Accountants of their final determination of the Closing Balance Sheet. If the Consolidated Net Worth reflected in the Closing Balance Sheet, as finally determined (the "Acquired Consolidated Net Worth"), is less than the Established Consolidated Net Worth, the Purchase Price shall be reduced on a dollar-for-dollar basis by such difference. The amount of any reduction in the Purchase Price shall be paid by the Shareholders to the Purchaser within five
          (5) business days following the determination of the amount thereof, by wire transfer of same day funds credited to the account of the Purchaser as provided by the Purchaser to the Shareholders' Representative in writing. No adjustment to the Purchase Price shall be made if the Acquired Consolidated Net Worth equals or exceeds the Established Consolidated Net Worth. Any payment pursuant to this Section 2.6(c) shall be accompanied by accrued interest from the Closing Date to the date of payment at the Prime Rate.

          (d) The fees and disbursements of the Independent Accountants shall be borne by the Company, but only to the extent that such fees and disbursements are less than the Excess Net Worth. If such fees and disbursements are in excess of the Excess Net Worth, they shall be borne equally, one-half (1/2) by the Purchaser and one-half (1/2) by the Shareholders to the extent of such excess.



                           ARTICLE 3

       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     Each of the Shareholders, jointly and severally, represent and warrant to the Purchaser as follows:

     3.1. Organization. Except as set forth in Schedule 3.1, the Company and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own or lease its assets and to operate and carry on its business as presently conducted. The Company and each Subsidiary is duly qualified as a foreign entity to do business, and is in good standing in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Company and the Subsidiaries, taken as a whole. Schedule 3.1 sets forth a list of those jurisdictions in which the Company is qualified or in good standing as a foreign corporation.

     3.2 Authorization; Enforceability. Each of the Shareholders has full power and authority to enter into this Agreement and each of the other documents and instruments to be executed and delivered by them, as the case may be, pursuant to this Agreement (the "Seller Ancillary Documents") and to consummate the transactions contemplated hereby and thereby. The Company has taken all action as and in the manner required by law, its certificate of incorporation, by-laws and organization documents, or otherwise to authorize the execution, delivery and performance of the Seller Ancillary Documents. This Agreement is, and when executed and delivered the Seller Ancillary Documents will be, the valid and binding obligation of the Company and the Shareholders, enforceable against the Company and the Shareholders, as the case may be, in accordance with their respective terms.

     3.3 Authority; No Violation. Except for the requirements of the HSR Act and as further set forth in Schedule 3.3, neither the execution and delivery of this Agreement, the Seller Ancillary Documents, the sale of the Shares nor the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents do and, on the Closing Date, will:

          (a) conflict with or result in any breach of any of the provisions of;

          (b)   constitute a default under;

          (c)   result in a violation of;

          (d) give any third party or governmental authority the right to terminate or to accelerate any obligation under;

          (e) result in the creation of any lien, security interest, charge or other encumbrance (other than Permitted Liens) upon the Shares or the assets of the Company or any of the Subsidiaries under; or

          (f) require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or other governmental body;

under, the provisions of the certificate of incorporation or by-laws of the Company or any of the Subsidiaries or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company or any of the Subsidiaries is bound or affected, or any law, statute, rule or regulation or any judgment, decree, or order to which the Company or any of the Subsidiaries is subject.

     3.4 Capital Structure of the Company. The authorized capital stock of the Company consists of 500,000 shares of common stock, $.10 par value per share, of which 252,021.7891 shares, constituting the Shares, are issued and outstanding. The Shares are owned beneficially and of record by the respective Shareholders set forth in Schedule 3.4. Except as set forth in Schedule 3.4, all of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, are not subject to, nor were they issued in violation of, any preemptive or similar rights with respect thereto. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, exchange rights or other agreements or commitments to which the Company or any of the Shareholders is a party, or which are binding upon the Company or any of the Shareholders, providing for the issuance, disposition or acquisition of any of the Company's capital stock or the conversion into or exchange for shares of capital stock or indebtedness of the Company or other securities convertible into or exchangeable for shares of capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of the Shares.

     3.5  Title to Shares.

          (a) Except as set forth in Schedule 3.5, each of the Shareholders own their respective Shares beneficially and of record, have good and marketable title to their respective Shares, free and clear of any lien, mortgage, claim, charge, security interest, encumbrance or other restriction or limitation affecting such Shareholder's ability to transfer title to the Shares to the Purchaser, and none of the Shares are subject to any voting trust, proxy or other contract, agreement, arrangement, commitment or understanding relating thereto.

          (b) Upon delivery of and payment for the Shares as herein provided, the Purchaser will acquire good and marketable title to the Shares, free and clear of any lien, mortgage, claim, charge, security interest, encumbrance or other restriction or limitation whatsoever.

     3.6 Certificate of Incorporation and By-Laws. The Shareholders have heretofore delivered to the Purchaser true and complete copies of the certificate of incorporation and by-laws of the Company and the Subsidiaries as in effect on the date hereof and including all amendments thereto and restatements thereof. Neither the Company nor any of the Subsidiaries are in violation of any provision of their respective certificates of incorporation or by-laws, as amended and restated.

     3.7  Subsidiaries; Investments.

          (a) Schedule 3.7 correctly sets forth the name of each Subsidiary, the jurisdiction of its incorporation and the beneficial and record holder of all of the outstanding capital stock of such Subsidiary. Except as set forth in Schedule 3.7, each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, possesses all requisite corporate power and authority to own or lease its assets and to operate and carry on its business as presently conducted and is duly qualified as a foreign entity to do business, and is in good standing in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Company and the Subsidiaries, taken as a whole. Schedule 3.7 sets forth a list of those jurisdictions in which the Subsidiaries are qualified or in good standing as a foreign corporation.

          (b) All of the outstanding shares of capital stock of each Subsidiary have been duly authorized, are validly issued, fully paid and non-assessable, are not subject to, nor were they issued in violation of, any preemptive or similar rights with respect thereto. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, exchange rights or other agreements or commitments to which any Subsidiary is a party, or which is binding upon any Subsidiary, providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary or the conversion into or exchange for shares of capital stock or indebtedness of any Subsidiary or other securities convertible into or exchangeable for shares of capital stock of any Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock.

          (c) Neither the Company nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other corporation, partnership, joint venture, limited liability company or other entity.

     3.8  Financial Statements.

          (a)   Annexed hereto as Exhibit A is a true and complete copy of:

                     (i) the audited consolidated financial statements of the Company and the Subsidiaries for the years ended November 30, 1994, 1995 and 1996; and

                     (ii) the unaudited consolidated financial statements of the Company and the Subsidiaries for the month ending December 31, 1996 (such annual and monthly statements being hereinafter referred to collectively as the "Financial Statements"). Except as set forth in Schedule 3.8, the Financial Statements have been derived from the books and records of the Company and the Subsidiaries, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such statements, and, at the balance sheet dates and for the periods of the income statements, present fairly, in all material respects, the assets, liabilities, financial position and results of operations of the Company and Subsidiaries. All intercompany sales (which shall include transactions between the Company, any of the Subsidiaries and/or any other Affiliates of any of the Shareholders) included in the Financial Statements are separately stated therein or on Schedule 3.8.

          (b) Except as set forth in Schedule 3.8, since November 30, 1996, there has not been any change in the business, properties, financial condition or results of operations of the Company or any of the Subsidiaries, other than changes in the ordinary course of business.

     3.9 Net Worth. As of November 30, 1996, the Consolidated Net Worth of the Company was not less than $11,000,000, and on and as of the Closing Date, the Consolidated Net Worth of the Company will not be less than $11,000,000.


     3.10 Absence of Undisclosed Liabilities.  Except as set forth in
Schedule 3.10, neither the Company nor any Subsidiary has as of the date hereof, or will have as of the Closing Date, any liability or obligation, contingent or otherwise, other than

          (a) liabilities or obligations reflected in the Financial Statements; and

          (b) those trade payables incurred since November 30, 1996 in the ordinary course of business, consistent in type and amount with its past practice and experience.

      3.11  Inventory; Prepaid Items.

          (a) All inventories of raw materials, supplies, work in progress and finished goods shown as assets on the Financial Statements are of good, usable and merchantable quality and do not include obsolete or discontinued items, except as already reflected, reserved or otherwise disclosed in the Financial Statements. All such finished goods are saleable as current inventories in the ordinary course of business, except as already reflected, reserved or otherwise disclosed in the Financial Statements.

          (b) The prepaid items and intangibles shown as assets on the Financial Statements are stated therein at proper values in accordance with generally accepted accounting principles applied consistently with past practices of the Company and the Subsidiaries, as applicable.

     3.12 Operations of the Company. Except as set forth in Schedule 3.12 or as expressly contemplated by this Agreement, from November 30, 1996 through the date hereof and through the Closing Date, neither the Company nor any of the Subsidiaries has or will have:

          (a) amended its certificate of incorporation or by-laws or merged with or into or consolidated with any other person or entity, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

          (b) issued, sold, purchased or redeemed, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue, sell, purchase or redeem any shares of its capital stock or securities convertible into or exchangeable for any shares of its capital stock;

          (c) except as described in Schedule 3.14, entered into, renegotiated or amended any employment agreement or collective bargaining agreement or adopted, entered into, amended or terminated any Plan;

          (d) declared or paid any dividends or declared or made any distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

          (e) made any material change in its accounting methods or practices or its accounting practices or policies, or in its manner of keeping its books, records or accounts;

          (f) changed any of its warranty or other material business policies other than in the ordinary course of business;

          (g) granted any increase in wages, salary, bonus, or any other direct or indirect compensation or benefits, to or for any of its officers, directors, employees, consultants or agents or any accrual for or commitment or agreement to make or pay the same, other than in the ordinary course of business consistent with prior practice and, in the case of employees, in connection with an annual or other periodic regular review;

          (h) made any loan or advance to (i) any of its shareholders, officers, directors, consultants, agents or other representatives (other than expense advances made in the ordinary course of business) or (ii) its employees in an aggregate amount in excess of $25,000, or made any other loan or advance other than in the ordinary course of business;

          (i) except as described in Schedule 3.14, made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to employees made in the ordinary course of business;

          (j) made any capital expenditures or commitments in excess of $50,000 in any one case or $200,000 in the aggregate;

          (k) except in the ordinary course of business, incurred or assumed any debt, obligation or liability material to the Company;

          (l) except for inventory and equipment acquired in the ordinary course of business, made any material acquisition of all or any part of the assets, properties, capital stock or business of any other person or entity;

          (m) sold, leased, assigned or transferred (including, without limitation, transfers to shareholders, directors, officers or employees) any tangible or intangible assets, except in the ordinary course of business consistent with past practice, or cancelled without fair consideration any debts or claims owing to or held by it;

          (n) suffered any damage, destruction or casualty loss to its tangible assets in excess of $25,000, whether or not covered by insurance;

          (o) conducted its business (including, without limitation, control of inventory, pricing, rebate practices, incurrence of capital expenditures, credit practices and maintenance and repair of assets) other than in the ordinary course as heretofore conducted; or

          (p) agreed to take any action, taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

     3.13 Taxes.

          (a) The Company, each of the Subsidiaries and each Affiliated Group have filed all Tax Returns due to be filed on or prior to the Closing Date (or have filed valid extensions with respect to such Tax Returns) which they are required to file under applicable laws and regulations; all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations, the Company, each of the Subsidiaries and each Affiliated Group have paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, equityholder, creditor or other third party; neither the Company, any of the Subsidiaries nor any Affiliated Group has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; the Company and the Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business; the assessment of any additional Taxes for periods for which Tax Returns have been filed by the Company, each of the Subsidiaries and each Affiliated Group shall not exceed the recorded liability therefor on the most recent audited consolidated balance sheet of the Company (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company, any Subsidiary or any Affiliated Group, no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company or any Subsidiary from any foreign, federal, state or local taxing authority.

          (b) Neither the Company nor any of the Subsidiaries is liable for the Taxes of another entity that is not a Subsidiary of the Company. Neither the Company nor any of the Subsidiaries is a party to any tax sharing agreement.

          (c) No claim has ever been made by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to Taxes assessed by such jurisdiction.

          (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary.

     3.14 Employee Benefit Plans.

          (a) Schedule 3.14 annexed hereto sets forth an accurate list of each:

                     (i) "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) at any time contributed to, maintained or sponsored by the Company or any Subsidiary, or by which the Company or any Subsidiary has any liability; and

                     (ii) each other retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, vacation or holiday pay, travel, fringe benefit, hospitalization or other medical, disability, life or other insurance, and any other welfare benefit policy, trust, understanding or arrangement of any kind, whether written or oral, contributed to, maintained or sponsored by the Company or any Subsidiary for the benefit of any present or former employee, officer or director of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any liability. The items listed in Schedule 3.14 are referred to herein individually as a "Plan" and collectively as the "Plans."

          (b)   The Shareholders have previously delivered to the
     Purchaser:

                     (i) true, correct and complete copies of all Plan documents or agreements which have been adopted or executed by the Company or any Subsidiary to set forth the terms of any Plan;

                     (ii) where applicable, true, correct and complete copies of any trusts or other funding arrangements maintained with respect to any Plan;

                     (iii) where applicable, the two most recent Form 5500, as filed with the IRS, together with all attachments thereto, relating to the Plans;

                     (iv) where applicable, the most recent IRS letters received with respect to each such Plan;

                     (v) in the case of any Plan subject to Title IV of ERISA, the most recent actuarial and financial reports; and

                     (vi) all other relevant documents requested by the Purchaser.

          (c) None of the Plans is a multi-employer plan (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA. Each of the Plans is subject solely to the laws of the United States.

          (d) Each of the Plans is now and always has been maintained, funded and administered in compliance with respective terms and the requirements of all applicable laws, including, without limitation, ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan fiduciaries (within the meaning of Section 3(21) of ERISA) have always acted in accordance with the provisions of all applicable laws, including ERISA and the Code. Each of the Company and the Subsidiaries has performed all obligations required to be performed by them under, are not in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. All contributions, reserves or premium payments required to be made to any Plan have been made as of the date hereof. No legal action, suit or claim is pending or, to the knowledge of the Shareholders, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

          (e) Each Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has been determined by the IRS to be so qualified and each trust established in connection with any Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has been determined by the IRS to be so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

          (f) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability under Title IV of ERISA and no fact or event exists which could reasonably give rise to any such liability. Except as disclosed on Schedule 3.14, no complete or partial termination has occurred within the five (5) years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or, to the knowledge of the Shareholders, is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan has incurred an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Company or any Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code.

          (g)  Except as set forth in Schedule 3.14:

                     (i) the Company and the Subsidiaries have complied with the health care continuation requirements of Part 6 of Title I of ERISA; and

                     (ii) the Company and the Subsidiaries have no obligations under any Plan or otherwise to provide health benefits to former employees of the Company or any Subsidiary or any other person, except as specifically required by Part 6 of Title I of ERISA.

     3.15 Employees; Labor Relations.

          (a)    Schedule 3.15 hereto sets forth:

                     (i) an accurate and complete payroll list of the names and current salaries of the employees of the Company and the Subsidiaries;

                     (ii) an accurate and complete list of the names and current salaries, if any, of the directors and officers of the Company and the Subsidiaries; and

                     (iii) any employment agreements, collective bargaining agreements, and material written personnel policies of the Company and the Subsidiaries (collectively, "Labor Agreements"). In addition, to the extent any employees of the Company or any of the Subsidiaries are on leaves of absence, Schedule 3.15 shall indicate the nature of each such leave of absence and each such employee's anticipated date of return to active employment.

          (b) Except as specified on Schedule 3.15, as it relates to the Company or any Subsidiary:

                     (i) there is no unfair labor practice charge or complaint against the Company or any Subsidiary relating to employees who worked for the Company or any Subsidiary pending or, to the knowledge of the Shareholders, threatened before the National Labor Relations Board;

                     (ii) there has not occurred, nor to the knowledge of the Shareholders has there been threatened, a labor strike, request for representation, slowdown, work stoppage or lockout and there is currently no labor strike, dispute, request or representations, slowdown, work stoppage or lockout against or affecting the Company or any Subsidiary;

                     (iii) there is no representation claim or petition pending before the National Labor Relations Board and no question concerning representation is presently being raised or, to the knowledge of the Shareholders, is threatened respecting the employees of the Company or any Subsidiary;

                     (iv) no grievance or arbitration proceeding arising out of or under any Labor Agreement is pending, and no such claims with respect thereto, to the knowledge of the Shareholders, are threatened or exist;

                     (v) no charges with respect to or relating to the Company or any Subsidiary are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and

                     (vi) neither the Company nor any Subsidiary has received notice of the intention of any Federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of or relating to the Company or any Subsidiary.

     3.16 Licenses and Permits.   Set forth in Schedule 3.16 is a true and
complete list of all licenses, permits, certificates, approvals and other authorizations of foreign, federal, state and local governments or authorities or other similar rights owned, possessed or used by the Company and the Subsidiaries in the conduct of their respective business and the ownership and the use of their respective assets (collectively, "Licenses and Permits"). Except as set forth in Schedule 3.16, Licenses and Permits are all of the licenses, permits, approvals and other governmental authorizations presently required to permit the Company and the Subsidiaries to operate their respective business in the manner in which it presently is conducted. Each of the Company and the Subsidiaries has complied with the terms, conditions and requirements of each of the Licenses and Permits.

     3.17 Compliance with Law.

          (a) Except as set forth in Schedule 3.17 the Company, the Subsidiaries, and their respective officers, directors, agents and employees have at all times complied with all Federal, state, local and foreign laws, statutes, codes, ordinances, rules and regulations and all orders, decrees and consents of all governmental and administrative entities which affect the business, business practices or assets of the Company and the Subsidiaries. Except as set forth in
     Schedule 3.17, no notice of any claim, suit, action or inquiry has been issued and served upon or delivered to the Company or any Subsidiary, and no investigation or review is pending or, to the knowledge of the Shareholders, threatened by any governmental entity with respect to any alleged violation by the Company or any Subsidiary of any law, statute, code, ordinance, rule or regulation of any governmental entity or any order, decree or consent of any governmental or administrative entity.

          (b) Neither the Company nor any Subsidiary has agreed to give, nor, to the knowledge of the Sellers, given in the past, any money, gift or similar benefit (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any person or entity in a position to assist or hinder the Company or any Subsidiary in connection with any actual or proposed transaction concerning its business.

     3.18 Actions and Proceedings.   Except as set forth in Schedule 3.18,
there are no actions, suits or claims or legal proceedings (judicial, governmental or arbitral), outstanding orders, judgments, injunctions, awards or decrees of any court, regulatory body or arbitration tribunal, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of the Shareholders, threatened against or affecting the Company, the Subsidiaries or any of their respective properties, assets, operations or businesses which seek to prevent the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents, and none of the listed litigations, investigations or other proceedings would, if adversely decided, insofar as reasonably can be foreseen, have or will result in a Material Adverse Effect or will have an adverse effect upon the transactions contemplated by this Agreement or the Seller Ancillary Documents.

     3.19 Real Property Leases. Schedule 3.19 sets forth a true and correct list of all of the leases and subleases (the "Real Property Leases") and each leased and subleased parcel of real property in which the Company or any of the Subsidiaries have a leasehold or subleasehold interest and the names of each general manager of the operations of the Company and the Subsidiaries located on each such leased or subleased parcel (the "General Managers"). The Company or a Subsidiary, as the case may be, has a valid and existing leasehold or subleasehold interest under each of the Real Property Leases. The Company has delivered to the Purchaser complete and accurate copies of each of the Real Property Leases and all amendments thereto. With respect to each of the Real Property
Leases:

          (a) to the knowledge of the Shareholders and the General Managers, the Real Property Leases are legal, valid, binding and in full force and effect;

          (b) the Real Property Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

          (c) neither the Company or any Subsidiary nor, to the knowledge of the Shareholders, any other party to the Real Property Leases is in breach or default, and no event has occurred which, with notice or the passage of time, would constitute such a breach or default or permit termination, modification or acceleration under the Real Property Lease;

          (d) no party to the Real Property Leases has repudiated any provision thereof;

          (e) there are no disputes, oral agreements or forbearance programs in effect as to the Real Property Leases; and

          (f) the Real Property Leases have not been modified in any respect, except to the extent that such modifications are disclosed in documents delivered to the Purchaser.

     3.20 Real Property.

          (a) The Company owns good and marketable title to the Owned Real Property in fee simple, free and clear of all mortgages, liens, charges, claims, restrictions, pledges, security interests, impositions, covenants, conditions, rights of way, easements and other encumbrances (whether or not of record) other than as disclosed in
     Schedule 3.20, disclosed in the Title Insurance Policy or Permitted
     Liens.

          (b) Except as set forth in Schedule 3.20, there are no parties other than the Company and the Subsidiaries in possession of the Real Properties or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any of the Real Properties or any portion thereof. There are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

          (c) To the knowledge of the Shareholders and the General Managers, all of the Structures and all of the structural, mechanical and other physical systems thereof, are free from any material defect and are in reasonable operating condition and repair and are useable in the ordinary course of business.

          (d) The Real Properties and the Structures used by the Company and the Subsidiaries are supplied with utilities adequate for the use and operation of the business of the Company and the Subsidiaries in the manner conducted by the Company and the Subsidiaries as of the Closing Date, including, without limitation, gas, electricity, water, telephone, sanitary sewer and stormwater management.

          (e) There are no proceedings in eminent domain or other proceedings pending or, to the knowledge of the Shareholders, threatened, affecting any portion of the Real Properties or any means of ingress or egress thereto.

          (f) The Real Properties and the Structures and the present uses and operations thereof comply with all zoning laws and ordinances and all deed or other title covenants or restrictions applicable thereto and neither the Company nor any Subsidiary has received any notice of any violation thereof.

          (g) Except for the Real Properties, there is no real property leased or owned by the Company or any of the Subsidiaries or used by the Company or any of the Subsidiaries in the conduct of their respective business. Schedule 3.20 sets forth a true and accurate list of all real property, other than the Real Properties, that has been previously owned, leased or used by the Company or any of the Subsidiaries in the conduct of their respective business.

     3.21 Accounts Receivable.   Except as set forth in Schedule 3.21, all
trade receivables and account receivables reflected in the Financial Statements or incurred in the ordinary course of business by the Company and the Subsidiaries subsequent to November 30, 1996 ("Accounts Receivable") arose from bona fide transactions in the ordinary course of business of the Company and the Subsidiaries, have not been discounted, have not been subject to the assertion of any counterclaim or right of set-off with respect thereto and, subject to the bad debt reserve as set forth in the Closing Balance Sheet, are collectible in full on or before November 30, 1997. Unless any such payment provides otherwise, any payment received on account of an Account Receivable shall be applied to the oldest invoice first.

     3.22 Intellectual Property.

          (a) Schedule 3.22 contains a complete and accurate list and a general description of all of Intellectual Property owned or used by the Company or any of the Subsidiaries. Except as set forth in
     Schedule 3.22:

                     (i) the Company or the Subsidiaries own and possess all right, title and interest in and to, or has a valid and enforceable written license to use, all of the Intellectual Property necessary for the operation of their respective business as presently conducted;

                     (ii) neither the Company nor any of the Subsidiaries is in breach of any license or other grant of rights with respect to Intellectual Property;

                     (iii) no claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property owned or used by the Company or any of the Subsidiaries has been made or is currently outstanding;

                     (iv) neither the Company nor any of the Subsidiaries has received any information as to any infringement or misappropriation by, or conflict with any third party with respect to the Intellectual Property owned or used by the Company or any of the Subsidiaries, nor has the Company or any of the Subsidiaries received any claims alleging infringement or misappropriation, or other conflict with, any Intellectual Property of any third party;

                     (v) neither the Company nor any of the Subsidiaries has infringed, misappropriated or otherwise conflicted with any Intellectual Property of any third party, nor will the continued conduct of the business of the Company or any of the Subsidiaries as currently conducted or as proposed to be conducted infringe, misappropriate or otherwise conflict with the Intellectual Property of any third party; and

                     (vi) all of the Intellectual Property owned or used by the Company or any of the Subsidiaries immediately prior to the Closing will be owned or available for use by the Company and the Subsidiaries on identical terms and conditions immediately subsequent to the Closing.

          (b) the Intellectual Property comprises all of the proprietary or intellectual property rights by the operation of the Company and the Subsidiaries in the operation of their respective business as currently conducted. The Company and the Subsidiaries have taken all necessary actions to maintain and protect the Intellectual Property which they own and use and will continue to maintain and protect the Intellectual Property prior to the Closing so as to not adversely affect the validity or enforceability of the Intellectual Property. Notwithstanding the foregoing, the Company has not registered any intellectual property with any governmental agency. To the knowledge of the Company or any of the Shareholders, the owners of any Intellectual Property licensed to the Company or the Subsidiaries have taken all necessary actions to maintain and protect the Intellectual Property which are subject to such licenses.

     3.23 Tangible Property.   Schedule 3.23 sets forth a list and
description as of November 30, 1996 of all machinery, equipment, inventory, vehicles, working stock, structures, fixtures and other tangible personal property ("Tangible Property") material to the business of the Company or any of the Subsidiaries which is treated by the Company or any of the Subsidiaries as depreciable property not normally sold or disposed of in the ordinary course of business.

     3.24 Title to Assets; All Necessary Assets. Each of the Company and the Subsidiaries has good and valid title to all of their respective assets, free and clear of any lien, mortgage, claim, charge, security interest, encumbrance or other restriction or limitation, except as set forth in Schedule 3.24 or Permitted Liens. Except as set forth in Schedule 3.24, the assets included in the Financial Statements comprise all of the material assets and properties used by the Company and the Subsidiaries in, and necessary to, the conduct of their respective business as presently conducted.

     3.25 Material Contracts.

          (a) Schedule 3.25 sets forth a true and complete list of all of the contracts, personal property leases, licenses, agreements, indentures, bonds, mortgages, franchise agreements and commitments (the "Contracts"), written or oral, to which the Company or any Subsidiary is a party or by or to which the Company, any Subsidiary or their respective assets or properties are bound or affected as of the Closing Date, which involve the payment or receipt by the Company or any Subsidiary of more than $25,000 per year, except that with respect to Contracts for the purchase by the Company or any Subsidiary of raw materials, Schedule 3.25 need only include Contracts which involve the payment of $100,000 or more.

          (b) Each of the Contracts is valid and in full force and effect as to the Company and/or the Subsidiaries, as applicable, and, to the knowledge of the Shareholders, the other parties thereto, and no default by the Company or any Subsidiary, as applicable, or, to the knowledge of the Shareholders, by the other parties thereto, nor any event which, with notice or passage of time, or both, would constitute a material default, exists. Neither the Company nor any Subsidiary has received any notice that any person or entity intends to cancel any of the Contracts.

     3.26 Customers and Suppliers. Neither the Company nor any Subsidiary is engaged in any material disputes with any of its customers or suppliers, and, to the knowledge of the Shareholders, no customer or supplier is considering termination, non-renewal or any adverse modification of its arrangements with the Company or any Subsidiary. Neither the Company nor any Subsidiary has entered into any agreement or commitment with customers or suppliers, except in the ordinary course of business, consistent with past practice. Except as set forth in Schedule 3.26 none of the suppliers to the Company or any Subsidiary is the sole source of supply.

     3.27 Insurance.

          (a) Schedule 3.27 sets forth for the Company and the Subsidiaries a complete list and brief description (specifying the insurer and the policy number) of all policies of insurance maintained by the Company or any Subsidiary, including policies of life, fire, theft, casualty, product liability, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the expiration date of each policy, the amount of coverage and whether on an "occurrence" or "claims made" basis.

          (b)   All such policies:

                     (i) are with insurance companies reasonably believed by the Company to be financially sound and reputable and are in full force and effect;

                     (ii) are sufficient for compliance with all material requirements of law and of all applicable material agreements to which the Company or any Subsidiary is a party; and

                     (iii) are valid, outstanding and enforceable policies with all premiums with respect thereto covering all periods up to and including the Closing Date having been paid.

                     Complete and correct copies of such policies have been delivered to the Purchaser.

          (c) The Shareholders shall use their best efforts to maintain, or cause the Company and the Subsidiaries to maintain, in full force and effect all such policies of insurance or comparable insurance coverage through the Closing Date and for a period of not less than thirty (30) days thereafter. Except as set forth on Schedule 3.27, since November 30, 1996:

                     (i) neither the Company nor any Subsidiary has been denied any insurance coverage which it has requested;

                     (ii) there is no default which would lead to the cancellation of any such policy or binder for non-payment thereunder;

                     (iii) there are no outstanding unpaid claims under any such policy; and

                     (iv) neither the Company nor any Subsidiary has received notice from any of its insurance carriers of any surcharge or refusal to cover any insurance risk. Schedule 3.27 also contains a list of all open claims that have been made against any such policy.

     3.28 Warranties.   Schedule 3.28 sets forth a true and complete
description of all warranties and other guarantees provided to any customer of the Company or any Subsidiary in respect of products sold or services performed.

     3.29 Books and Records. The books of account, minute books, stock record books and other records of the Company and the Subsidiaries (the "Books and Records") are complete and correct in all material respects and have been maintained in accordance with sound business practices. All transactions related to the business of the Company and the Subsidiaries have been reflected in the Books and Records.

     3.30 Affiliate Transactions. Except as set forth in Schedule 3.30, no officer, director, employee or shareholder of the Company or any Subsidiary, or member of the immediate family of any such person, or any entity in which any such person or any member of the immediate family of any such person is an officer, director, trustee, partner or beneficial or record holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with the Company or any Subsidiary.

     3.31 Banks, Brokers and Proxies.  Schedule 3.31 sets forth:

          (a) the name of each bank, trust company, securities or other broker or other financial institution with which the Company or any Subsidiary has an account, credit line or safe deposit box or vault, or otherwise maintains relations;

          (b) the name of each person authorized by the Company or any Subsidiary to draw thereon or to have access to any safe deposit box or vault;

          (c) the purpose of each such account, safe deposit box or vault;
     and

          (d) the names of all persons authorized by proxy, powers of attorney or other instruments to act on behalf of the Company or any Subsidiary in matters concerning its business or affairs.

     All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Company and the Subsidiaries for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable.

     3.32 (Intentionally Omitted)

     3.33 Brokerage. Except as set forth in Schedule 3.33, there are no claims for brokerage commissions, finders' fees, investment bankers' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract, commitment or arrangement made by or on behalf of the Company or any of the Subsidiaries.

     3.34 Disclosure. All documents and other papers delivered by or on behalf of the Shareholders or the Company in connection with this Agreement and the transactions contemplated hereunder are accurate, complete and authentic in all material respects. Neither this Agreement, any of the Seller Ancillary Documents, any of the Schedules, attachments or exhibits hereto, nor any writing delivered by the Company, any Subsidiary or the Shareholders in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or thereunder in the light of the circumstances in which they were made not false or misleading.

     3.35 Representations and Warranties on Closing Date. The representations and warranties contained in this Article 3 and all information delivered in any Schedule, attachment or exhibit hereto are true and correct on the date hereof and will be true and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that the Company or the Shareholders has advised the Purchaser otherwise in writing prior to the Closing.



                           ARTICLE 4

        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Shareholders that:

     4.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of New York and has all requisite corporate power and authority to own or lease its assets and to operate and carry on its business as presently conducted. The Purchaser is duly qualified as a foreign entity to do business, and is in good standing in each jurisdiction in which the nature of its business or its assets requires it to be qualified.

     4.2 Authorization; Enforceability. The Purchaser has full corporate power and authority to enter into this Agreement and each of the other documents and instruments to be executed and delivered by it pursuant to this Agreement (the "Purchaser Ancillary Documents") and to carry out the transactions contemplated hereunder. The Purchaser has taken all action as and in the manner required by law, its organization documents and its by-laws or otherwise to authorize the execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents. This Agreement is, and when executed and delivered the Purchaser Ancillary Documents will be, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

     4.3  Authority; No Violation.

          (a) Neither the execution and delivery of this Agreement, the Purchaser Ancillary Documents, the purchase of the Shares nor the consummation of the transactions contemplated hereunder do and, on the Closing Date, will:

                     (i) violate or conflict with any provision of the charter or by-laws of the Purchaser or any material statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Purchaser; or

                     (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, any contract or agreement of the Purchaser.

     4.4 Consents and Approvals. Except for (i) the requirements of the HSR Act, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental authority is necessary in connection with the execution and delivery by the Purchaser of this Agreement, the Purchaser Ancillary Documents or the consummation by the Purchaser of the transactions contemplated hereunder.

     4.5 Purchase for Investment. The Purchaser is purchasing the Shares for investment and not for resale or distribution. The Shares will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in violation of any applicable securities laws or regulations.

     4.6  Actions and Proceedings.   There are no actions, suits,
proceedings or governmental investigations or inquiries pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Affiliates or their respective properties, assets, operations or businesses seeking to prevent the consummation of the transactions contemplated by this Agreement or the Purchaser Ancillary Documents.

     4.7 Representations and Warranties on Closing Date. The representations and warranties contained in this Article 4 shall be true and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.



                           ARTICLE 5

                 COVENANTS OF THE SHAREHOLDERS

     From and after the date hereof, the Shareholders (other than the ESOP), jointly and severally, covenant and agree that:

     5.1 Due Diligence Cooperation. The Shareholders shall, and shall cause the Company and each of the Subsidiaries to, make available for inspection by the Purchaser and its lenders and their respective counsel, accountants and other representatives, during normal business hours, corporate records, books of accounts, contracts and all other documents requested by the Purchaser relating to the Company, the Subsidiaries and the Gramling Property. The Shareholders shall cause the Company's managerial and supervisory employees, counsel and auditors to provide, and shall permit the Purchaser, its lenders and their respective counsel, accountants and other representatives, full and complete access to the plants and properties of the Company and the Subsidiaries, upon reasonable advance notice to the Shareholders, in order to permit the Purchaser and such representatives to make such inspection and examination of the business and affairs of the Company and the Subsidiaries as they shall desire to make. The Shareholders shall further cause managerial and supervisory employees, counsel and regular independent certified public accountants of the Shareholders, the Company and the Subsidiaries to be available upon reasonable notice to answer questions of the Purchaser, its lenders or their respective representatives concerning the business and affairs of the Company and the Subsidiaries, and shall further cause them to make available all such additional information, books and records and financial and operating data as the Purchaser may from time to time reasonably request. The Purchaser agrees that access pursuant to this
Section 5.1 shall be done in a reasonable manner, so as to minimize the disruption of the business or operations of the Company.

     5.2 Conduct of Business Prior to the Closing. During the period commencing on the date hereof and continuing until the Closing, the Shareholders will cause the Company and the Subsidiaries not to (except as contemplated by this Agreement or to the extent that the Purchaser shall otherwise consent in writing):

          (a) take any action that would cause any of the representations and warranties of the Shareholders contained in Section 3.12 hereof to be untrue as of the Closing Date;

          (b) conduct its business (including, without limitation, its cash management practices, the collection of receivables, payment of payables and incurrence of capital expenditures) only in the usual and ordinary course of business in accordance with past custom and practice and keep its organization and properties intact (including its present business operations, physical facilities, working conditions and employees and its present relationships with lessors and licensors);

          (c) maintain its physical facilities and equipment in good operating condition and repair (ordinary wear and tear excepted), maintain insurance reasonably comparable to that in effect on the date hereof, maintain inventory, supplies and spare parts at customary operating levels consistent with past practices, replace in accordance with past practice any inoperable, worn out or obsolete assets with assets of comparable quality and, in the event of a casualty, loss or damage to any of the assets prior to the Closing Date for which the Company or any Subsidiary is insured, either repair or replace such assets or, if Purchaser agrees, transfer the proceeds of such insurance to Purchaser;

          (d) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

          (e) maintain in full force and effect the existence of all Intellectual Property;

          (f) encourage the employees of the Company and the Subsidiaries to continue their employment with the Company and the Subsidiaries, as the case may be, both before and after the Closing;

          (g) comply with all legal requirements and contractual obligations applicable to the operations and business of the Company and the Subsidiaries and pay all applicable Taxes; and

          (h) promptly inform Buyer in writing of any variances from the representations and warranties contained in Article 3 hereof or any breach of any covenant hereunder by the Company, any Subsidiary or any Shareholder.

     5.3 Preservation of Business. During the period commencing on the date hereof and continuing until the Closing, the Shareholders will use, and will cause the Company and each of the Subsidiaries to use, their best efforts to keep intact the business organization and reputation of the Company and each of the Subsidiaries and to preserve for the Purchaser the goodwill of suppliers, customers, distributors, sales representatives, employees and others having business relations with the Company or any of the Subsidiaries. The Shareholders will promptly notify the Purchaser of any Material Adverse Effect.

     5.4 Standstill. During the period commencing on the date hereof and until the earlier of the Termination Date or the Closing Date, each of the Shareholders will not, and will cause the Company and the Subsidiaries and their respective directors, officers, employees, representatives, financial or legal advisors, agents or other representatives not to make, solicit, assist, or encourage the initiation of any inquiries or proposals or participate in any discussions or negotiations with any party or furnish any confidential information to any party (other than the Purchaser and its agents and employees) concerning the direct or indirect acquisition of the Shares or any portion of the assets, properties or business of the Company, any Subsidiary or the Gramling Property, other than dispositions of assets in the ordinary course of business.

     5.5 Confidential Information. From and after the Closing, each of the Shareholders agrees that he will not, nor will he permit any Affiliates to make use of, divulge or disclose to any third party (other than the Purchaser or any agent or employee of the Purchaser) any information of a proprietary, secret or confidential nature related to the Company or any Subsidiary.

     5.6  Non-Competition.

          (a) During the Non-Compete Period, each of the Shareholders agrees that he will not, and will cause each of his Affiliates not to, for any reason whatsoever, directly or indirectly, either individually or as an owner, partner, officer, director, lender or otherwise, engage in any Competitive Business anywhere in the United States. The ownership by any of the Shareholders of up to 5% of any class of securities of any company which has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, shall not constitute a breach of this covenant.

          (b) During the Non-Compete Period, each Shareholder shall not and shall not permit any of his Affiliates to: (i) induce or attempt to induce any employee of the Purchaser, the Company or any Subsidiary to leave the employ of the Purchaser, the Company or any Subsidiary, or in any way interfere with the relationship between Purchaser, the Company or any Subsidiary, or in any way interfere with the relationship between the Purchaser, the Company or any Subsidiary and any employee thereof; (ii) hire directly or indirectly any person who was an employee of the Purchaser, the Company or any Subsidiary within one (1) year prior to the time such employee was hired by such entity; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Purchaser, the Company or any Subsidiary to cease doing business with the Purchaser, the Company or any Subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Purchaser, the Company or any Subsidiary.

          (c) Notwithstanding anything in this Section 5.6 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Section 5.6 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, the Shareholders and the Purchaser agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible. In the event of an alleged breach or violation by any Shareholder of any of the provisions of this
     Section 5.6, the Non-Compete Period will be tolled for such Shareholder until such alleged breach or violation is resolved. The Shareholders agree that the restrictions contained in this Section 5.6 are reasonable in all respects.

     5.7 Further Assurances. Subject to the terms and conditions herein provided, each of the Shareholders agrees to use his best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Seller Ancillary Documents as expeditiously as practicable. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Seller Ancillary Documents or the Purchaser Ancillary Documents, each of the Shareholders agrees to take all such necessary action including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the Purchaser to complete or perfect the transactions contemplated hereby or thereby.

     5.8 Cooperation in Third-Party Litigation. After the Closing Date, each of the Shareholders agrees to provide such cooperation as the Purchaser or its counsel may reasonably request in connection with:

          (a) any proceedings related to the Company and/or the Gramling Property which are hereafter pending or threatened and to which the Company, any of the Subsidiaries, the Gramling Property, the Purchaser and/or any Affiliate of any of them is a party, and

          (b) any proceedings for which the Shareholders are entitled to indemnification from the Purchaser under Section 10.2. Such cooperation shall include, but not be limited to, making any of the Shareholders available upon the reasonable request and at the expense of the Purchaser or its counsel to consult with and assist the Purchaser and its counsel in connection with any such proceedings and to prepare for and testify in any such proceedings, including depositions, trials and arbitration proceedings.

     5.9 Injunctive Relief. The parties acknowledge and agree that damages in the event of a breach of any of the provisions of Sections 5.4, 5.5, 5.6 or 5.7 would be difficult, if not impossible, to ascertain and it is therefore agreed that the Purchaser, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach.

     5.10 Supplements to Schedules. From time to time prior to the Closing Date, the Shareholders shall promptly supplement any Schedules referred to in this Agreement with respect to any matter arising after the execution of this Agreement, which, if existing or occurring at or prior to the date of this Agreement, would have been required to have been set forth by the Shareholders in a Schedule pursuant to this Agreement. Notwithstanding the foregoing, for purposes of the Purchaser's right to terminate this Agreement pursuant to Section 11.1(a), the Schedules to this Agreement delivered by the Shareholders shall be deemed to include only such information as is contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any supplement thereto.

     5.11 Termination of ESOP. The Shareholders covenant and agree to (i) use their best efforts to cause Donnie L. Gramling, Sr. and Nadine W. Gramling to continue to serve as the trustees of the ESOP after the Closing, (ii) cause the trustees of the ESOP to take all actions necessary to terminate the ESOP as of December 1, 1996 and (iii) to cause the trustees of the ESOP to retain the proceeds of the sale of the Shares payable to the ESOP hereunder until such time as the ESOP is terminated and the Company receives a favorable determination letter from the Internal Revenue Service that the termination of the ESOP does not affect its qualification.



                           ARTICLE 6

                   COVENANTS OF THE PURCHASER

      From and after the date hereof, the Purchaser hereby covenants and agrees that:

     6.1 Representations and Warranties. The Purchaser will not take any action which would cause any of the representations and warranties made by it in this Agreement to be untrue as of the Closing Date.

     6.2 Cooperation in Third-Party Litigation. After the Closing Date, the Purchaser agrees to provide such cooperation as any Shareholder or its counsel may reasonably request in connection with:

          (a)   any proceedings relating to the Company and/or   the
Gramling Property which are hereafter pending or threatened and to which such Shareholder is a party; and

          (b)   any proceedings for which the Purchaser is   entitled to
indemnification from such Shareholder under  Section 10.1 hereof.

Such cooperation shall include, but not be limited to, making employees of the Purchaser available upon the reasonable request and at the expense of such Shareholder or its counsel to consult with and assist such Shareholder and its counsel regarding any such proceedings and to prepare for and testify in connection with any such proceedings, including depositions, trials and arbitration proceedings.

     6.3 Non-Solicitation of Employees. In the event of the termination of this Agreement, for a period of three (3) years after the Termination Date, the Purchaser agrees that it will not, and will cause each of its subsidiaries not to, for any reason whatsoever, directly or indirectly, solicit for employment, hire, encourage or entice away from the Company or from its Affiliates (or attempt to do so) any officer or employee of the Company who at the time of such solicitation or hire, or within twelve (12) months prior thereto, was an employee of the Company.

     6.4 Injunctive Relief. The parties acknowledge and agree that damages in the event of a breach of the provisions of Section 6.3 would be difficult, if not impossible, to ascertain and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach.

     6.5 Procurement of Life Insurance. The Company agrees to provide to each of Donnie L. Gramling, Sr. and Nadine W. Gramling a term life insurance policy insuring his or her life in the face amount of $250,000 during the term of his or her employment with the Company. Until such time as such policy(ies) are obtained, or in the event that such policy(ies) cannot be obtained, the Company agrees to provide death benefits to the proposed recipient of such policy(ies) comparable to those provided in his or her Executive Income Agreement with the Company dated August 1, 1983.



                           ARTICLE 7

                      ADDITIONAL COVENANTS

     7.1 Expenses; Brokers. Except as otherwise provided herein, each party to this Agreement shall pay its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereunder, including the fees of any attorneys, accountants or others engaged by such party.

     7.2 Record Retention. The Purchaser shall cause the Company to retain the Books and Records and, unless otherwise consented to in writing by the Shareholders' Representative, the Purchaser shall not, for a period of at least three (3) years or, in the case of tax records, six (6) years after the Closing Date, destroy or otherwise dispose of the Books and Records. During the period the Books and Records are required to be preserved and kept by the Purchaser pursuant to the foregoing provisions, duly authorized representatives of the Shareholders shall, upon reasonable prior notice, have access thereto during normal business hours to examine, inspect and copy the Books and Records.

     7.3 Public Announcements. During the period from the date of this Agreement to the Closing Date, no party hereto shall make any press release or public announcement, including announcements by any party hereto for general reception by or dissemination to the employees, agents, customers or suppliers of the Company or the Subsidiaries, with respect to the transactions contemplated hereby without the prior consent of the other parties; provided, however, that each party may make any disclosure or announcement which such party, in the opinion of its counsel, is obligated to make pursuant to applicable law, in which case if possible such party shall consult with the other parties prior to making such disclosure or announcements. At the Purchaser's request, the Shareholders shall provide reasonable access to the employees of the Company and the Subsidiaries to permit the Purchaser to introduce themselves and explain any transitional procedures or otherwise in order to facilitate the transfer of the Company to the Purchaser.

     7.4 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.



                           ARTICLE 8

    CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER


     Each and every obligation of the Purchaser under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction or fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived by the
Purchaser:

     8.1  Representations and Covenants.

          (a) The representations and warranties of the Shareholders contained in this Agreement, in the Schedules hereto, in the Seller Ancillary Documents and in all certificates and other documents delivered by or on behalf of the Shareholders, shall be true and complete as of the date when made and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such changes as are contemplated herein.

          (b) The Shareholders shall have performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement and the Seller Ancillary Documents to be performed or complied with by the Shareholders, as the case may be, on or prior to the Closing Date.

          (c) The Shareholders' Representative shall have delivered to the Purchaser a certificate, dated the Closing Date to the effect of the matters in clauses (a) and (b) above.

     8.2 Consents, Filings; Etc. All consents, approvals, authorizations, filings and registrations required to be made under applicable law in connection with the transactions contemplated by this Agreement and the Seller Ancillary Documents shall have been made and shall be in full force and effect, the waiting period under the HSR Act shall have expired and no conditions to the transactions contemplated by this Agreement shall have been imposed or proposed by any Federal, state, local or foreign governmental agency.

     8.3 Third-Party Consents. All consents and approvals from parties to contracts or other agreements with the Company that are required in connection with the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents or the performance by the Shareholders of their obligations under this Agreement or the Seller Ancillary Documents shall have been obtained, which consents and approvals shall not have resulted in any Material Adverse Effect on the terms or conditions of all such contracts and agreements as the same shall be in effect on or after the Closing.

     8.4 Certificates. The Shareholders shall have furnished the Purchaser with a certificate, executed by the applicable Secretary of State, as to

          (a) the good standing of each of the Company and the Subsidiaries in their respective states of incorporation and

          (b) the authority or qualification of each of the Company and the Subsidiaries to conduct business as a foreign corporation in each state where they are so authorized or qualified.

     8.5 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body seeking to restrain, modify, prevent or otherwise which may adversely affect the consummation of the transactions contemplated by this Agreement, the Seller Ancillary Documents or the Purchaser Ancillary Documents, or to seek damages or a discovery order in connection with such transactions, or that has or may have, in the reasonable opinion of the Purchaser, a Material Adverse Effect.

     8.6 Delivery of Stock Certificates; Transfer Taxes. As contemplated in Section 2.4, the Shareholders shall have:

          (a) delivered to the Purchaser stock certificates representing all of the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer of the Shares to the Purchaser; and

          (b) paid, or caused to be paid, all stock transfer and other taxes required to be paid in connection with the sale and delivery to the Purchaser of the Shares, and caused all necessary and appropriate stock transfer tax stamps to be affixed to the certificate or certificates representing the Shares so sold and delivered.

     8.7 Termination of ESOP. The Board of Directors of the Company shall have authorized the termination of the ESOP, effective December 1, 1996.

     8.8 No Material Adverse Change. The Purchaser's "due diligence" investigation of the Company and the Subsidiaries shall not have revealed any information with respect to the Company, any of the Subsidiaries or the Gramling Property that, in the reasonable opinion of the Purchaser, has had or resulted in, or would reasonably be expected to have or result in, a Material Adverse Effect, and no event or condition shall exist or have occurred since the date of this Agreement that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to have or result in, a Material Adverse Effect.

     8.9. Retention of Key Management Personnel. The Purchaser shall have received assurances satisfactory to the Purchaser from each of Nadine W. Gramling, Donnie L. Gramling, Sr., Tim Self, Jim Horton and the general manager of each of the business locations of the Company and the Subsidiaries (the "Key Management") with respect to the continued employment of each of the Key Management by the Company after the Closing Date.

     8.10 Opinion of Counsel. The Purchaser shall have received the opinion of Holbrook, Akel, Cold, Stiefel & Ray, P.A., counsel to the Company and the Shareholders, dated the date of the Closing, addressed to the Purchaser, in form and substance reasonably satisfactory to the Purchaser.

     8.11 Resignations. The Purchaser shall have received the written resignations, effective as of the Closing, of each of the officers and directors of the Company and the Subsidiaries whom the Purchaser shall have specified in writing prior to the Closing.

     8.12 Escrow Agreement. The Shareholders' Representative shall have entered into the Escrow Agreement with the Purchaser and the Escrow Agent.

     8.13 Condo Lease. The Purchaser and Nadine W. Gramling shall have entered into a lease of the condominium located at 3371 Lighthouse Point Lane, Jacksonville, Florida on terms satisfactory to the Purchaser.

     8.14 Termination of Executive Income Agreements. The Purchaser shall have received evidence satisfactory to the Purchaser that (a) the Executive Income Agreements dated August 1, 1983 by and between the Company and each of Nadine W. Gramling and Don L. Gramling have been terminated on or prior to the Closing Date and (b) all sums due by the Company or other liabilities of the Company arising under such agreements have been released or otherwise paid in full.

     8.15 Life Insurance Cash Surrender Value Statement.  The
Shareholders shall have provided evidence satisfactory to the Purchaser that the Purchaser can surrender each of the insurance policies owned by the Company and listed on Schedule 8.15 hereto, copies of which shall have been provided to the Purchaser, for their respective cash surrender values, at any time without limitation or restriction. Schedule 8.15 shall also contain a list of the cash surrender value of each policy on and as of December 31, 1996 and any premiums or other payments made with respect to such policies after December 31, 1996. At Closing, or as soon thereafter as practical, the Shareholders shall have the right to purchase such policies from the Company for the cash surrender value thereof.

     8.16 Bank Pay-Off Statements. The Shareholders shall have provided to the Purchaser a pay-off statement from Metlife Corporation and from Southtrust Bank of Alabama N.A., indicating the total amount due and owing to such institutions by the Company on and as of the Closing Date.

     8.17 Payment of Notes and Advances. The Shareholders shall have provided evidence satisfactory to the Purchaser that all notes receivable from, and\or cash advances to, any Shareholder from the Company or any Subsidiary shall have been repaid.

     8.18 ESOP Termination Agreement. The Purchaser, the Company and each of the trustees of the ESOP shall have entered into the ESOP Termination Agreement in the form attached hereto as Exhibit B.

     8.19 Amendments to Equipment Leases. The Purchaser shall have received executed amendments to the three (3) equipment leases by and between the Company or the Subsidiaries and Nadine W. Gramling dated July 1, 1994, April 1, 1995 and July 1, 1995, in form satisfactory to the Purchaser.



                           ARTICLE 9

  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SHAREHOLDERS

     Each and every obligation of the Shareholders under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction or fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived by the
Shareholders:

     9.1  Representations and Covenants.

          (a) The representations and warranties of the Purchaser contained in this Agreement, in the Schedules hereto and in all certificates and other documents delivered by or on behalf of the Purchaser, shall be true and complete as of the date when made and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such changes as are contemplated herein.

          (b) The Purchaser shall have performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement and the Purchaser Ancillary Documents to be performed or complied with by the Purchaser on or prior to the Closing Date.

          (c) The Purchaser shall have delivered to the Shareholders a certificate, dated the Closing Date to the effect of the matters in clauses (a) and (b) above.

     9.2 Consents, Filings; Etc. All consents, approvals, authorizations, filings and registrations required to be made under applicable law in connection with the transactions contemplated by this Agreement and the Purchaser Ancillary Documents shall have been made and shall be in full force and effect, the waiting period under the HSR Act shall have expired and no conditions to the transactions contemplated by this Agreement shall have been imposed or proposed by any Federal, state, local or foreign governmental agency.

     9.3 Certificates. The Purchaser shall have furnished the Shareholders with the following certificates:

          (a) Good Standing Certificate. Certificates, executed by the applicable Secretary of State, as to:

                     (i) the good standing of the Purchaser in the state of New York; and

                     (ii) the authority or qualification of the Purchaser to conduct business as a foreign corporation in each state where it is so authorized or qualified.

          (b) Secretary's Certificate. A certificate from the Secretary of the Purchaser attaching copies of its certificate of incorporation, by-laws, and resolutions authorizing the execution, delivery and performance of this Agreement and the taking of all action required hereunder or in connection herewith.

          (c) Incumbency Certificate. A certificate of the Secretary of the Purchaser certifying the incumbency of its officers and their genuine signatures, with a cross certification of such Secretary's incumbency and genuine signature.

     9.4 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body seeking to restrain, modify, prevent or otherwise which may adversely affect the consummation of the transactions contemplated by this Agreement, the Seller Ancillary Documents or the Purchaser Ancillary Documents, or to seek damages or a discovery order in connection with such transactions.

     9.5 Opinion of Counsel. The Shareholders shall have received the opinion of Lippes, Silverstein, Mathias & Wexler LLP, counsel to the Purchaser, dated the date of the Closing, addressed to the Shareholders, in form and substance reasonably satisfactory to the Shareholders.

     9.6 Escrow Agreement. The Purchaser shall have entered into the Escrow Agreement with the Shareholders' Representative and the Escrow Agent.



                           ARTICLE 10

          SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     10.1 Shareholders' Indemnity.

          (a) Indemnification. After the Closing Date, each of the Shareholders, jointly and severally, covenants and agrees to indemnify and hold harmless the Purchaser from and against any and all Loss(es) which arise out of, relates to or results from:

                     (i) the inaccuracy or breach by any of the Shareholders of any representation or warranty contained in this Agreement;

                     (ii) any breach by any of the Shareholders of any covenant or obligation contained in this Agreement or in any certificate, agreement or instrument delivered to the Purchaser in connection with the consummation of the transactions contemplated hereunder;

                     (iii) any net amounts due in respect of all Taxes imposed with respect to any taxable period of the Company and/or any Subsidiary ending on or prior to the Closing Date, including any Taxes asserted against the Company and/or any Subsidiary by reason of its or their inclusion in any consolidated, combined or unitary tax return and, with respect to any taxable period including the Closing Date but ending after the Closing Date, any net amount due in respect of any Taxes that would have been imposed on the Company and/or any Subsidiary if such period ended on the Closing Date; or

                      (iv) any violation of any Environmental Law by the Company or any of the Subsidiaries for periods prior to the Closing.

          The Shareholders shall reimburse the Purchaser for any Loss(es) to which this Section 10.1 relates only if a Notice of Claim is given within the period of survival of the applicable representation, warranty or covenant as described in Section 10.4 below.

          (b) General Indemnification Threshold. The Purchaser shall not be entitled to indemnification under Sections 10.1(a)(i), (a)(ii) and
     (a)(iii) hereunder until such time as a single Loss or an aggregate of two (2) or more Losses exceeds the Excess Net Worth. No threshold shall apply with respect to indemnification under Section 10.1(a)(iv).

     10.2 Purchaser's Indemnity.

          (a) After the Closing Date, the Purchaser covenants and agrees to indemnify and hold harmless the Shareholders from and against any Loss(es) sustained, incurred, paid or required to be paid by the Shareholders which arises out of, relates to or results from:

                     (i) the inaccuracy or breach by the Purchaser of any representation or warranty contained in this Agreement;

                     (ii) any breach by the Purchaser of any covenant or obligation contained in this Agreement or in any certificate, agreement or instrument delivered to the Shareholders in connection with the consummation of the transactions contemplated hereunder; or

                     (iii) any net amounts due in respect of all Taxes imposed with respect to any taxable period of the Company commencing after the Closing Date, including any Taxes asserted against the Company by reason of its inclusion in any consolidated, combined or unitary Tax Return.

          The Purchaser shall reimburse the Shareholders for any Loss(es) to which this Section 10.2 relates only if a Notice of Claim is given within the period of survival of the applicable representation, warranty or covenant as described in Section 10.4 below.

          (b) General Indemnification Threshold. The Shareholders shall not be entitled to indemnification hereunder until such time as a single Loss or an aggregate of two (2) or more Losses exceeds Twenty Five Thousand Dollars ($25,000), at which time the Shareholders shall be entitled to indemnification for all Losses sustained, incurred, paid or required to be paid by the Shareholders in excess of Twenty Five Thousand Dollars ($25,000).

     10.3 Indemnification Procedure.

          (a) Notice. An Indemnified Party shall use its best efforts to give prompt written notice (a "Notice of Claim") to the Indemnifying Party of any claim or event known to it which does or may give rise to a claim by the Indemnified Party against the Indemnifying Party based on this Agreement, stating the nature and basis of said claim or event and the amount thereof, to the extent known.

          (b)   Defense of Claims or Actions.


                     (i) In the event any claim, suit or proceeding is made or brought by a third party, the Indemnified Party shall deliver a Notice of Claim and a copy of the claim, process and all legal pleadings with respect thereto to the Indemnifying Party within ten (l0) days of being served with such claim, process or legal pleading. Such deliveries shall not be a condition precedent to any liability of the Indemnifying Party under this Agreement.

                     (ii) The Indemnifying Party shall have the right to assume the defense of any such claim or action, including the right to bring claims against third parties. If the Indemnifying Party wishes to assume the defense of such claim or action, such assumption shall be evidenced by delivery of written notice by the Indemnifying Party to the Indemnified Party delivered within five (5) days of the Indemnifying Party's receipt of the Notice of Claim. After delivery of such notice, the Indemnifying Party shall engage independent legal counsel of reputable standing selected by it to assume the defense and may contest, pay, settle or compromise any such claim or action on such terms and conditions as the Indemnifying Party may determine. If the Indemnifying Party assumes the defense of any such claim, action, suit or proceeding, the Indemnified Party shall have the right to employ their own counsel, at their own expense; provided, however, that if the Indemnified Party shall have reasonably concluded and specifically notified the Indemnifying Party either that there may be specific defenses available to it which are different from or additional to those available to the Indemnifying Party or that such claim, action, suit or proceeding involves or could result in a Material Adverse Effect with respect to matters beyond the scope of the indemnity provided hereunder, then the counsel representing them, to the extent made necessary by such defenses, shall have the right to direct such defenses of such claim, action, suit or proceeding in its behalf.

                     (iii) In the event that the Indemnifying Party shall not agree in writing to assume the defense of such claim or action, the Indemnified Party may engage independent legal counsel of reputable standing selected by them to assume the defense and may contest, pay, settle or compromise any such claim or action on such terms and conditions as the Indemnified Party may determine; provided, however, that the Indemnified Party shall not settle or compromise any claim or action without the prior consent of the Indemnifying Party if the Indemnifying Party acknowledges in writing its liability for any Loss(es) incurred or required to be paid in respect of such claim or action.

                     (iv) The Indemnified Party and the Indemnifying Party shall cooperate in good faith in connection with such defense and all such parties shall have the right to employ their own counsel, but, except as provided above, the fees and expenses of their counsel shall be at their own expense. The Indemnified Party or the Indemnifying Party, as the case may be, shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not they are represented by their own counsel. The Indemnifying Party shall be subrogated to any and all defenses, claims and set-offs which the Indemnified Party asserted or could have asserted against the third party making a claim. The Indemnified Party shall execute and deliver to the Indemnifying Party such documents as may be reasonably necessary to establish by way of subrogation the ability and right of the Indemnifying Party to assert such defenses, claims and set-offs.

     10.4 Survival. The representations and warranties made by the parties in this Agreement, the Seller Ancillary Documents, the Purchaser Ancillary Documents and in any other certificates, agreements and documents delivered in connection herewith shall survive the Closing under this Agreement for a period of two (2) years, except as follows:

          (a) the representations and warranties made by the Shareholders in Sections 3.13 and 3.14 shall survive the Closing for the applicable statutory period of limitations with respect to any liabilities covered thereby;

          (b) the representations and warranties made by the Shareholders in Sections 3.2, 3.5 and 3.24 shall survive the Closing without limitation; and

          (c) the representations and warranties made by the Shareholders in Section 3.32 shall survive the Closing for a period of fifteen (15) years.

          All covenants of the parties that are to be performed after Closing shall continue in effect and expire in accordance with their respective terms.

     10.5 Maximum Indemnification. Notwithstanding the foregoing, no claim for indemnification of Loss(es) (whether in an action for indemnification or otherwise) (except with respect to indemnification pursuant to Section 10.1(a)(iv)) may be made hereunder by the Purchaser against the Shareholders, or the Shareholders against the Purchaser, as the case may be, to the extent the aggregate Loss(es) paid or asserted (and, if asserted, paid at any time thereafter) during said period by the Shareholders to the Purchaser, or the Purchaser to the Shareholders, as the case may be, exceed the sum of $25,000,000. Notwithstanding any other provision in this Agreement, with respect to indemnification by the Shareholders to the Purchaser under Section 10.1(a)(iv), claims for indemnification shall be made only to the extent the aggregate Losses paid or asserted (and if asserted, paid at any time thereafter) do not exceed the sum of $500,000.00. Once the aggregate claims so asserted (and if asserted, paid at any time thereafter) exceed $500,000.00 Shareholders shall have no indemnification obligation to Purchaser under Section 10.1(a)(iv). In addition, notwithstanding anything contained in this Agreement, in no event shall the ESOP be liable for more than 77.9% of any claim for indemnification under this Agreement.



                           ARTICLE 11

                         MISCELLANEOUS

     11.1 Termination.

          (a) Subject to the provisions of Section 11.1(b), this Agreement, by written notice given at any time at or prior to the Closing in the manner provided in Section 11.2, may be terminated or abandoned:

                     (i) by mutual written consent of the Shareholders and the Purchaser;

                     (ii) by any of the Shareholders if any of the conditions provided for in Article 9 shall not have been satisfied on or before February 28, 1997, or such later date as may be agreed upon by all of the parties hereto;

                     (iii) by the Purchaser if any of the conditions provided for in Article 8 shall not have been satisfied on or before February 28, 1997, or such later date as may be agreed upon by all of the parties hereto; or

                     (iv) by either the Shareholders or the Purchaser if there shall has been entered a final, non-appealable restraining order or injunction restraining or prohibiting the sale of the Shares.

          (b)   In the event this Agreement is terminated pursuant to
     Section 11.1(a), all further obligations of the parties hereunder shall terminate on and as of the Termination Date; provided, however, that if this Agreement is so terminated by one party because one or more conditions to such party's obligations hereunder is not satisfied as a result of the other party's:

                     (i) willful failure to comply with its obligations under any provision of this Agreement; or

                     (ii) willful breach of a representation or warranty, the terminating party's right to pursue all legal remedies for breach of contract and damages shall survive such termination and the Termination Date unimpaired.

     11.2 Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally,
(b) mailed, certified or registered mail (return receipt requested) with postage prepaid, (c) sent by next day or overnight mail or courier or (d) sent by facsimile or telegram, addressed as follows:


If to the Purchaser, a single notice addressed to:

GIBRALTAR STEEL CORPORATION OF NEW YORK
c\o Gibraltar Steel Corporation
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York  14219-0228
Attention:  Walter T. Erazmus, Executive Vice President-Finance
  FAX:  (716) 826-1589

With a copy to:

Lippes, Silverstein, Mathias & Wexler LLP
700 Guaranty Building
28 Church Street
Buffalo, New York  14202
Attention:  Robert J. Olivieri, Esq.
  FAX:  (716) 853-5199

If to any Shareholder, a single notice addressed to:

Donnie L. Gramling, Sr., as Shareholders' Representative
2139 LaVaca Road
Jacksonville, Florida  32217

With a copy to:

Holbrook, Akel, Cold, Stiefel & Ray, P.A.
One Independent Drive, Suite  2301
Jacksonville, Florida  32202-5059
Attention:  H. Leon Holbrook, Esq.
  FAX:  (904) 356-7330


Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

     All such notices, requests, demands and other communications shall be deemed to have been received (w) if delivered personally, on the day delivered, (x) if mailed registered or certified mail (return receipt requested), on the next business day following the day on which the written receipt of such mail is signed, (y) if sent by next day or overnight mail or courier, on the day delivered and (z) if sent by facsimile or telegram, on the next business day following the day on which such facsimile or telegram was sent, provided that, on the day on which such facsimile or telegram is sent, a copy is also sent by registered or certified mail (return receipt requested) or next day or overnight mail or courier.

     11.3 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

     11.4 Entire Agreement. This Agreement, including the Schedules, Exhibits and attachments hereto and documents and certificates delivered pursuant hereto, is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, between the parties, and this Agreement may not be amended, modified or waived orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, modification or waiver is sought.

     11.5 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

     11.6 Waiver. Waiver of any term or condition of this Agreement by any party hereto shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or any other term or condition of this Agreement.

     11.7 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Purchaser may assign this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of the Purchaser, but any such assignment shall not relieve the Purchaser of its obligations hereunder.

     11.8 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity that is not a party to this Agreement except as expressly provided hereunder.

     11.9 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

     11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof.

     11.11 Arbitration. Except as otherwise provided herein, all disputes (other than for injunctive relief) arising in connection with this Agreement shall be finally settled under the Rules of the American Arbitration Association. Unless the parties to such dispute agree otherwise in writing, any such arbitration shall be conducted in Jacksonville, Florida and the results of such arbitration shall be final and binding on the parties.

     11.12 Appointment of Shareholders' Representative.

          (a) By the Shareholders' execution of this Agreement, the Shareholders' Representative is hereby designated by each of the Shareholders to serve as the representative of the Shareholders with respect to the matters expressly set forth in this Agreement to be performed by the Shareholders' Representative.

          (b) Each of the Shareholders, by their execution of this Agreement, hereby irrevocably appoints the Shareholders' Representative as the agent, proxy and attorney-in-fact for such Shareholder for all purposes of this Agreement, including, without limitation, full power and authority on such Shareholders' behalf

                     (i) to consummate the transactions contemplated herein, and in the event of such consummation, to receive and disburse payments, as the case may be, on behalf of such Shareholder for the Company Stock;

                     (ii) to pay such Shareholder's expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, it being understood that such expenses shall be allocated among the Shareholders pro rata based on the Shareholders' pro rata shares;

                     (iii) to disburse any funds received hereunder to such Shareholder and each other Shareholder;

                     (iv) to execute and deliver any certificates required hereunder, including delivery of any stock certificates representing the Shares;

                     (v) to execute and deliver on behalf of such Shareholder any amendment hereto; provided, that such amendment does not treat any Shareholder disproportionately relative to any of the other Shareholders;

                     (vi) to take all other actions to be taken by or on behalf of such Shareholder in connection herewith;

                     (vii) to negotiate, settle, compromise and otherwise handle all claims of the Purchaser pursuant to Section 2.6 hereof;

                     (viii) to pay or accept any amounts pursuant to
          Article 2 hereof;

                     (ix) to negotiate, settle, compromise and otherwise handle all claims for indemnification made by the Purchaser pursuant to Article 10 hereof; and

                     (x) to do each and every act and exercise any and all rights which such Shareholder or the Shareholders are permitted or required to do or exercise under this Agreement. Each of the Shareholders agree that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Shareholders' Representative

          (c) Neither the Shareholders' Representative nor any agent employed by him shall incur any liability to any Shareholder relating to the performance of his duties hereunder, except for fraud or bad faith.



     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              GIBRALTAR STEEL CORPORATION OF NEW YORK


                         By:  /s/ Walter T. Erazmus
                              Walter T. Erazmus, Executive Vice
                              President and Chief Financial Officer



                         By:  /s/ Nadine W. Gramling
                              NADINE W. GRAMLING
                              NADINE W. GRAMLING REVOCABLE LIVING TRUST


                         By:  /s/ Nadine W. Gramling
                              Nadine W. Gramling, Trustee
                              DONNIE L. GRAMLING, JR. GRAT


                         By:  /s/ D.G. Granger
                              D.G. Granger, Trustee
                              SCOTT RAY GRAMLING GRAT


                         By:  /s/ D.G. Granger
                              D.G. Granger, Trustee
                              TONYA MICHELLE COGAN GRAT


                         By:  /s/ D.G. Granger
                              D.G. Trustee, Trustee
                              DONNIE L. GRAMLING, JR. GRAT No. 2


                         By:  /s/ D.G. Granger
                              D.G. Granger, Trustee
                              SCOTT RAY GRAMLING GRAT No. 2


                         By:  /s/ D.G. Granger
                              D.G. Granger, Trustee
                              TONYA MICHELLE COGAN GRAT No. 2


                         By:  /s/ D.G. Granger
                              D.G. Granger, Trustee
                              DONNIE L. GRAMLING, JR. GRAT No. 3


                         By:  /s/ H. Leon Holbrook
                              H. Leon Holbrook, Trustee
                              SCOTT RAY GRAMLING GRAT No. 3


                         By:  /s/ H. Leon Holbrook
                              H. Leon Holbrook, Trustee
                              TONYA MICHELLE COGAN GRAT No.3


                         By:  /s/ H. Leon Holbrook
                              H. Leon Holbrook, Trustee
                              DONNIE L. GRAMLING, JR. GRAT No. 4


                         By:  /s/ H. Leon Holbrook
                              H. Leon Holbrook, Trustee
                              SCOTT RAY GRAMLING GRAT No. 4


                         By:  /s/ H. Leon Holbrook
                              H. Leon Holbrook, Trustee
                              TONYA MICHELLE COGAN GRAT No. 4


                         By:  /s/ D.G. Granger
                               D.G. Granger, Trustee


                              /s/ Nadine W. Gramling

                              /s/ Donnie L. Gramling, Sr.
                              NADINE W. GRAMLING and DONNIE L.
                              GRAMLING, SR., AS TENANTS BY THE
                              ENTIRETY



                              EMPLOYEE STOCK OWNERSHIP PLAN AND
                              TRUST OF SOUTHEASTERN METALS
                              MANUFACTURING COMPANY, INC.



                         By:  /s/ Nadine W. Gramling
                              Nadine W. Gramling, Trustee



                         By:  /s/ Donnie L. Gramling
                              Donnie L. Gramling, Sr., Trustee



                              DNG (1997) LIMITED PARTNERSHIP



                         By:
                              General Partner


                              /s/ Donnie L. Gramling, Sr.
                              DONNIE L. GRAMLING, SR., AS
                              SHAREHOLDERS' REPRESENTATIVE



                    SCHEDULE OF SHAREHOLDERS





Certificate #        Shareholder(s)                 No. of Shares


      30        Nadine W. Gramling                     1,612.0000

      53        Nadine W. Gramling, as Trustee
                of the Nadine W. Gramling
                Revocable Trust                       15,685.0000

     194        D. G. Granger as Trustee of the
                Donnie L. Gramling, Jr. GRAT           1,350.0000

     195        D. G. Granger as Trustee of the
                Scott Ray Gramling GRAT                1,350.0000

     196        D. G. Granger as Trustee of the
                Tonya Michelle Cogan GRAT              1,350.0000

     197        D. G. Granger as Trustee of the
                Donnie L. Gramling, Jr. GRAT No. 2     1,350.0000

     198        D. G. Granger as Trustee of the
                Scott Ray Gramling GRAT No. 2          1,350.0000

     199        D. G. Granger as Trustee of the
                Tonya Michelle Cogan GRAT No. 2        1,350.0000

     203        H. Leon Holbook, as Trustee of the
                Donnie L. Gramling, Jr. GRAT No. 3     1,350.0000

     204        H. Leon Holbrook, as Trustee of the
                Donnie L. Gramling, Jr. GRAT No. 4     1,350.0000

     205        H. Leon Holbrook, as Trustee of the
                Tonya Michelle Cogan GRAT No. 3        1,350.0000

     206        H. Leon Holbrook, as Trustee of the
                Tonya Michelle Cogan GRAT No. 4        1,350.0000

     207        H. Leon Holbrook, as Trustee of the
                Scott Ray Gramling GRAT No. 3          1,350.0000

     208        H. Leon Holbrook, as Trustee of the
                Scott Ray Gramling GRAT No. 4          1,350.0000



     209        Donnie L. Gramling, Sr. and
                Nadine W. Gramling as Tenants
                by the Entirety                        4,779.1900

     210        The Employee Stock Ownership Plan
                and Trust of Southeastern Metals
                Manufacturing Company, Inc.          196,318.8241

     212        Nadine W. Gramling                       130.7760

     214        DNG (1997) Limited Partnership        17,123.0400

     216        DNG (1997) Limited Partnership           172.9600


                     TOTAL SHARES                    252,021.7891